UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2017

NEUROCRINE BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22705	33-0525145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12780 El Camino Real, San Diego, California	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 617-7600

N/A

(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following  provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Hiring of President and Chief Operating Officer

On January 4, 2017, Neurocrine Biosciences, Inc. (the “Company”) hired David-Alexander C. Gros, M.D. as the Company’s President and Chief Operating Officer. The commencement of Dr. Gros’ employment with the Company will be January 9, 2017. A copy of the press release announcing the hiring of Dr. Gros is attached hereto as Exhibit 99.1.

Dr. Gros, age 44, joins the Company from Alnylam Pharmaceuticals, Inc., where he was the Senior Vice President, Chief Business Officer and Principal Financial Officer, and was a member of the Management Board. Prior to joining Alnylam in June 2015, Dr. Gros served as Executive Vice President and Chief Strategy Officer at Sanofi SA, from September 2011 to June 2015, where he was a member of the Executive Committee. Prior to Sanofi, he held positions of increasing responsibility with a focus on biotechnology and pharmaceuticals in investment banking at Centerview Partners from 2009 to July 2011 and Merrill Lynch from 2006 to 2009, and in management consulting at McKinsey & Company prior to that time. Dr. Gros holds an M.D. from The Johns Hopkins University School of Medicine, an M.B.A. from Harvard Business School, and a B.A. from Dartmouth College.

In connection with Dr. Gros’ hiring as the Company’s President and Chief Operating Officer, the Company and Dr. Gros entered into an employment agreement (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Dr. Gros will be entitled to receive an initial base salary of $525,000 per year, subject to future adjustments, plus a discretionary annual performance-based cash bonus, with a target bonus for fiscal year 2017 equal to 60% of his base salary. On February 1, 2017 (the “Grant Date”), Dr. Gros will be granted an initial stock option to purchase up to 350,000 shares of the Company’s common stock (the “Option”), 25% of which will vest on the first anniversary of the Grant Date, and the remainder of which will vest in equal monthly installments thereafter over three years. The Option will have an exercise price equal to the closing price of the Company’s common stock on the Grant Date. In or about February 2017, Dr. Gros will also receive a restricted stock unit award covering 25,000 shares of the Company’s common stock, a portion of which will vest in equal annual installments over four years, and the remainder of which will vest based upon the achievement of performance goals designated by the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board. Pursuant to the Employment Agreement, Dr. Gros will be entitled to receive relocation benefits, including a one-time cash relocation advance in the amount of $300,000, and is also entitled to receive the Company’s health, life and disability benefits, and can participate in the Company’s 401(k) Plan.

While Dr. Gros will be employed on an at-will basis, the Employment Agreement provides that in the event of his termination by the Company without cause or in the event of his termination due to a constructive termination, in exchange for a general release against the Company, Dr. Gros will be entitled to severance benefits consisting of, among other things, (i) a cash compensation amount equal to his annual base salary plus annual target bonus, multiplied by 1.25, paid in equal installments over a period of 15 months, (ii) payment of the cost of COBRA coverage for a period of up to 15 months and (iii) acceleration of the vesting of all outstanding stock awards such that the amount of shares vested under such stock awards equals the number of shares that would have vested if Dr. Gros had continued to render services to the Company for 15 months following his separation from service. Additionally, in connection with a change in control of the Company, if Dr. Gros’ employment with the Company is terminated without cause or in the event of his termination due to a constructive termination, in exchange for a general release against the Company, Dr. Gros will be entitled to severance benefits consisting of, among other things, (i) a cash compensation amount equal to his annual base salary plus annual target bonus, multiplied by 2, paid in a single lump-sum amount, (ii) payment of the cost of COBRA coverage for a period of up to 24 months and (iii) a cash compensation amount equal to the value, as of the date of the consummation of such change in control, of all outstanding stock awards that are unvested at the time of termination of employment and all outstanding stock awards that are vested at the time of termination of employment and for which the shares subject to such stock awards have not yet been issued, provided that such stock awards are held by Dr. Gros as of the date of consummation of such change in control, and all rights in such stock awards shall be extinguished as a result of such payment.

Amendment of Inducement Plan

The Company previously adopted an Inducement Plan (the “Inducement Plan”), which is a non-shareholder approved stock plan adopted pursuant to the “inducement exception” provided under NASDAQ Listing Rule 5635(c)(4), for the purpose of granting stock awards to new employees of the Company, as inducements material to such new employees entering into employment with the Company. Effective as of immediately prior to the Grant Date, the Board amended the Inducement Plan to increase the number of shares of the Company’s common stock reserved for issuance thereunder by 282,506 shares, for a new total of 612,506 shares (the “Amended Plan”), which increase provides 350,000 shares of the Company’s common stock available for issuance under the Amended Plan, a sufficient number of to cover the Option taking into account the number of shares of the Company’s common stock previously available for issuance under the Inducement Plan.

A copy of the Amended Plan is attached hereto as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release of Neurocrine Biosciences, Inc. dated January 6, 2017.
99.2	Neurocrine Biosciences, Inc. Inducement Plan, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 6, 2017	NEUROCRINE BIOSCIENCES, INC.

/s/ Darin M. Lippoldt
Darin M. Lippoldt
Chief Legal Officer